Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2025 Results and Stock Price
LAKELAND, Fla., Aug. 1, 2025 Publix’s sales for the three months ended June 28, 2025 were $15.6 billion, a 7.3% increase from $14.5 billion in 2024. Comparable store sales for the three months ended June 28, 2025 increased 6%. The company estimates the increase in sales for the three months ended June 28, 2025 compared to the three months ended June 29, 2024 was 1% higher due to the effect of the Easter holiday being in the second quarter in 2025 and in the first quarter in 2024.
Net earnings for the three months ended June 28, 2025 were $1.4 billion, compared to $972 million in 2024, an increase of 41.5%. Earnings per share for the three months ended June 28, 2025 increased to $0.42 per share, up from $0.29 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the three months ended June 28, 2025 would have been $1 billion, compared to $940 million in 2024, an increase of 11%. Earnings per share for the three months ended June 28, 2025 would have been $0.32 per share, compared to $0.29 per share in 2024.
Publix’s sales for the six months ended June 28, 2025 were $31.4 billion, a 6.2% increase from $29.6 billion in 2024. Comparable store sales for the six months ended June 28, 2025 increased 5%.
Net earnings for the six months ended June 28, 2025 were $2.4 billion, compared to $2.3 billion in 2024, an increase of 2.1%. Earnings per share for the six months ended June 28, 2025 increased to $0.73 per share, up from $0.71 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the six months ended June 28, 2025 would have been $2.2 billion, compared to $2 billion in 2024, an increase of 10.1%. Earnings per share for the six months ended June 28, 2025 would have been $0.68 per share, compared to $0.61 per share in 2024.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Aug. 1, 2025, Publix’s stock price increased from $20.20 per share to $21.15 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Next month, we will celebrate Publix’s 95th anniversary,” said Publix CEO Kevin Murphy. “I’m proud our associates continue to deliver on the vision our founder had when he started this special company.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended June 28, 2025 and June 29, 2024 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended June 28, 2025 and June 29, 2024:

	Three Months Ended
	June 28, 2025	June 29, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$1,375	972
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(446)	(43)
Income tax expense (1)	114	11
Net earnings excluding impact of fair value adjustment	$1,043	940
Weighted average shares outstanding	3,258	3,296
Earnings per share excluding impact of fair value adjustment	$0.32	0.29

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended June 28, 2025 and June 29, 2024:

	Six Months Ended
	June 28, 2025	June 29, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$2,386	2,338
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(223)	(430)
Income tax expense (1)	57	109
Net earnings excluding impact of fair value adjustment	$2,220	2,017
Weighted average shares outstanding	3,258	3,296
Earnings per share excluding impact of fair value adjustment	$0.68	0.61
(1)    Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,413 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###